CNH EQUIPMENT TRUST 2001-A

             $42,000,000 FLOATING RATE CLASS A-3 ASSET BACKED NOTES
                 $58,850,000 5.38% CLASS A-4 ASSET BACKED NOTES

                          CNH CAPITAL RECEIVABLES INC.

                             NOTE PURCHASE AGREEMENT
                             -----------------------

                                                              May 9, 2001


Merrill Lynch Bank USA Co.
800 Scudders Mill Road
Plainsboro Township, New Jersey  08536

Ladies and Gentlemen:

         Each of CNH Capital Receivables Inc., a Delaware corporation (the "Seller"), and Case Credit Corporation, a Delaware corporation ("Case Credit") hereby confirms its agreement with Merrill Lynch Bank USA Co. (the "Purchaser"), pursuant to which the Seller shall cause CNH Equipment Trust 2001-A (the "Trust") to sell and the Purchaser shall purchase $42,000,000 aggregate principal amount of Floating Rate Class A-3 Asset Backed Notes (the "Class A-3 Direct Purchase Notes") of the Trust and $58,850,000 aggregate principal amount of 5.38% Class A-4 Asset Backed Notes (the "Class A-4 Direct Purchase Notes" and, together with the Class A-3 Direct Purchase Notes, the "Direct Purchase Notes") of the Trust under the terms and conditions herein.

         Simultaneously with the sale of the Direct Purchase Notes as contemplated hereby, the Seller will cause the Trust to issue and sell (i) $135,750,000 aggregate principal amount of 4.035% Class A-1 Asset Backed Notes (the "Class A-1 Notes"), $273,000,000 aggregate principal amount of Floating Rate Class A-2 Asset Backed Notes (the "Class A-2 Notes"), $170,000,000 aggregate principal amount of Floating Rate Class A-3 Asset Backed Notes (the "Underwritten Class A-3 Notes"), $161,900,000 aggregate principal amount of 5.38% Class A-4 Asset Backed Notes (the "Underwritten Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Underwritten Class A-3 Notes, the "Underwritten Class A Notes") and $38,250,000 aggregate principal amount of 5.73% Class B Asset Backed Notes (the "Class B Notes" and, together with the Underwritten Class A Notes, the "Underwritten Notes"), to the several underwriters (the "Underwriters") named in (and pursuant to) the

Underwriting Agreement, dated May 9, 2001 (the "Underwriting Agreement"), between the Seller and the Underwriters. The Trust will also issue $20,250,000 aggregate principal amount of Certificates (the "Certificates") that are not offered to the public. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

         Each of the Seller and Case Credit hereby agrees with the Purchaser as follows:

         Section 1.        Representations and Warranties.

         (a) Representations and Warranties by the Seller. Each of the Seller and Case Credit represents and warrants to the Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) and agrees with the Purchaser as follows:

                (i) Each of the Seller and Case Credit has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Each of the Seller and Case Credit is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which its respective ownership or lease of substantial properties or the conduct of its respective businesses requires such qualification and in which the failure to so qualify and be in good standing would materially adversely affect its respective businesses or financial condition.

                (ii) This Agreement has been duly authorized, executed and delivered by each of the Seller and Case Credit.

                (iii) Each of the Seller and Case Credit acknowledges and confirms to the Purchaser that it has no actual knowledge that the Purchaser has conditioned its willingness to purchase the Direct Purchase Notes as described in Section 2(a) of this Agreement on the Seller's retention of Merrill Lynch, Pierce, Fenner & Smith Incorporated as an underwriter of the Underwritten Notes and it has no actual knowledge that Merrill Lynch, Pierce, Fenner and Smith Incorporated has conditioned its willingness to underwrite the Underwritten Notes as described above on the Seller's agreement to sell the Direct Purchase Notes to the Purchaser as described herein.

                (iv) Neither the Seller nor Case Credit is in violation of its certificate of incorporation or by-laws, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it or its properties are bound which could have a material adverse effect on the transactions contemplated herein.

                (v) The execution, delivery and performance of this Agreement will not, subject to obtaining any consents or approvals as may be required under the securities laws of various jurisdictions in the United States and elsewhere, result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Seller or Case Credit.

        (b) Representations and Warranties by Purchaser. The Purchaser represents and warrants to the Seller and Case Credit as of the date hereof and as of the Closing Time referred to in Section 2(b) and agrees with the Seller and Case Credit as follows:

                (i) The Purchaser has been duly formed and is validly existing as an industrial loan company organized under the laws of the State of Utah and is in good standing under the laws of the State of Utah and has power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.

                (ii) This Agreement has been duly authorized, executed and delivered by the Purchaser.

                (iii) The Purchaser has received the Prospectus and is investing in the Direct Purchase Notes solely on the basis of the information contained therein.

                (iv) The Purchaser is not in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it or its properties are bound which could have a material adverse effect on the tr ansactions contemplated herein.

                (v) The execution, delivery and performance of this Agreement will not, subject to obtaining any consents or approvals as may be required under the securities laws of various jurisdictions in the United States and elsewhere, result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Purchaser.

        Section 2.        Sale and Delivery to Purchaser; Closing.

        (a) Direct Purchase Notes. On the basis of and in reliance on the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller (i) the Class A-3 Direct Purchase Notes at the purchase price of 100.00000% of such aggregate principal amount thereof, plus accrued interest thereon, if any, from May 22, 2001 and (ii) the Class A-4 Direct Purchase Notes at the purchase price of 99.98456% of such aggregate principal amount thereof, plus accrued interest thereon, if any, from May 22, 2001.

        (b) Payment. Payment of the purchase price for the Direct Purchase Notes being sold hereunder shall be made at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other place as shall be agreed upon by the Purchaser and the Seller, at 10:00 A.M. (New York time) on May 22, 2001, or such other time not later than ten business days after such date as shall be agreed upon by the Purchaser and the Seller (such date and time of payment and delivery being herein called the "Closing Time").

         Payment shall be made to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller, against delivery in the form and manner contemplated by Section 2(c) below, of the Purchaser of certificates for the Direct Purchase Notes being sold hereunder.

        (c) Denominations; Registration. Certificates for the Direct Purchase Notes shall be in denominations of $1,000. The Direct Purchase Notes will initially be represented by one or more certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC").
The interests of beneficial owners of each Direct Purchase Note will be represented by book entries on the records of DTC and participating members thereof. Definitive certificates evidencing the Direct Purchase Notes will be available only under the limited circumstances specified in the Sale and Servicing Agreement. The Direct Purchase Notes shall be made available for examination and packaging by the Purchaser in The City of New York not later than 10:00 A.M. (New York time) on the last business day prior to the Closing Time.

        Section 3.      Conditions Prior to Closing.

        (a) Conditions of Purchaser's Obligations. The obligations of the Purchaser are subject to the accuracy of the representations and warranties of the Seller contained in Section 1(a), to the performance by the Seller of its covenants and other obligations hereunder and to the following additional conditions:

                (i) This Note Purchase Agreement has been duly executed and delivered by the parties thereto.

                (ii) The Underwritten Notes have been duly executed, authenticated and delivered pursuant to the Basic Documents and paid for by the Underwriters.

                (iii) The Direct Purchase Notes shall have been rated "AAA" by Standard & Poor's Ratings Services and "Aaa" by Moody's Investors Service, Inc.

        (b) Conditions of Seller's Obligations. The obligations of the Seller are subject to the accuracy of the representations and warranties of the Purchaser contained in Section 1(b), to the performance by the Purchaser of its covenants and other obligations hereunder and to the purchase of the Underwritten Notes by the Underwriters. The Underwriters shall have purchased the Underwritten Notes pursuant to the Underwriting Agreement.

        Section 4. Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled pursuant to the terms of this Agreement, this Agreement may be terminated by the Purchaser by notice to the Seller and Case Credit at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party and except that Section 5 shall survive any such termination and remain in full force and effect.

        Section 5. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Purchaser or controlling person, or by or on behalf of the Seller, Case Credit and its respective Affiliates, and shall survive delivery of the Direct Purchase Notes to the Purchaser.

        Section 6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Purchaser shall be directed to the Purchaser at 800 Scudders Mill Road, Plainsboro Township, New Jersey 08536, Attention:
Richard A. Uhlig, Chief Investment Officer. Notices to the Seller shall be directed to it at CNH Capital Receivables Inc., 100 South Saunders Road, Lake Forest, IL 60045, Attention: Treasurer. Notices to Case Credit shall be directed to it at Case Credit Corporation, 233 Lake Avenue, Racine, Wisconsin 53403, Attention: Treasurer.

        Section 7. Parties. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons to the parties hereto, and no other person will have any right or obligation hereunder.

        Section 8.      Governing Law.

        (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        (b) Each of the Seller and Case Credit hereby submits to the nonexclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        Section 9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Seller a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Purchaser, Case Credit and the Seller in accordance with its terms.

                                         Very truly yours,

                                         CNH CAPITAL RECEIVABLES INC.,



                                         By:   /s/ Brian J. O'Keane
                                              ---------------------------------
                                               Name:  Brian J. O'Keane
                                               Title: Assistant Treasurer

                                         CASE CREDIT CORPORATION,



                                         By:   /s/ Brian J. O'Keane
                                              ---------------------------------
                                               Name:  Brian J. O'Keane
                                               Title: Assistant Treasurer

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH BANK USA CO.




By:  /s/ Gretchen L. Ernest
    ----------------------------------
       Name:  Gretchen L. Ernest
       Title: Vice President



                                       6